Exhibit 99-1

December 19, 2001

 To the Holders of LifePoint Securities and Purchase Price Still in Escrow:

We, the holders of 76%, or 122,092 shares, of the Series C Preferred Stock held in escrow of LifePoint, Inc. (the "Company"), are asking to you to join us in amending the Securities Purchase Agreement and the Escrow Agreement to extend the Company's deadline for meeting the First Milestone from December 31, 2001 to January 15, 2002. This proposed amendment is only applicable to those of us who still have shares of the Series C Preferred Stock in escrow.

As you are aware, the Company was given until December 31st (1) to sell at least an additional 57 Units, which it did on September 28, 2001, and (2) to deliver a validation from an independent third party (selected by us as the major investors) that the Company's IMPACT™ Test System produces data and functions as expected to be outlined in a 510(k) application to be submitted by the Company to the Food and Drug Administration. If the First Milestone is achieved, 50% of the securities are released from escrow to us and the Company receives 50% of the proceeds in escrow. In addition, the Company is then able to register under the Securities Act for resale by us the shares of Common Stock with respect to the securities released from escrow.

Pursuant to the above agreements, we have selected Owen & Associates, Inc. to make the evaluation for the First Milestone. However, Owen & Associates has advised us and the Company that, although they will have visited the Company and testing site(s) to obtain the data and start the evaluation process, because of the holidays and scheduling conflicts, it may or may not have its report available by December 31, 2001 and requested until January 15, 2002 to complete the task. The firm is, of course, attempting to complete the evaluation as soon as possible, so the validation may be given earlier than January 15, 2002. Given these circumstances we believe this two-week extension is appropriate.

By signing this letter we are hereby granting the two-week extension. We urge you to approve the extension by returning an executed copy of this letter to the Company, by facsimile transmission or overnight courier, as soon as possible to the attention of Michele A. Clark, the Company's Controller and Chief Accounting Officer. The Company's fax number is (909) 418-3003 and its address is 1205 South Dupont Street, Ontario, CA 91761.

Very truly yours,

OMICRON PARTNERS, L.P.

By: /s/ Olivier Morali

Name: Olivier Morali

Title: Authorized Signatory

ZANETT LOMBARDIER MASTER FUND II,

L.P.

By: /s/ G. A. Cicogna

Name: Gianluca Cicogna

Title: Advisor to Investment Manager

BOMOSEEN INVESTMENTS LTD.

By: /s/ Nancy Main

Name: Nancy Main

Title: Director

DANDELION INTERNATIONAL, LTD.

By: /s/ Nancy Main

Name: Nancy Main

Title: Attorney in Fact

WALLINGTON INVESTMENT HOLDINGS LTD.

By: /s/ Nancy Main

Name: Nancy Main

Title: Attorney in Fact

SCORPION ACQUISITION LLC

By: /s/ Kevin R. McCarthy

Name: Kevin R. McCarthy

Title: Manager

(Counter-signed by the investors with shares/funds still held in escrow.)